(Letterhead of Branden T.. Burningham, Esq.)

April 29, 1999


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of First Target Acquisition, Inc., a Nevada corporation (the "Registrant"), SEC File No. 0-23905, to be filed on or about April 30, 1999, covering the registration and issuance of 100,000 shares of common stock to two consultants


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham

                                   Branden T. Burningham

cc:    First Target Acquisition, Inc.

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